UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 19, 2015

Pfenex Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36540	27-1356759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10790 Roselle Street

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 352-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 19, 2015, Pfenex Inc. (the “Company”) and BRS-TUSTIN SAFEGUARD ASSOCIATES II, LLC, entered into a second amendment to multi-tenant industrial/commercial lease (the “Amendment”) to the lease agreement dated as of June 22, 2010, as amended (the “Lease”) relating to the lease of the Company’s existing office and laboratory space located at 10788 Roselle Street (the “10788 Building”) and 10790 Roselle Street (the “10790 Building”), San Diego, California. The Amendment provides for the following:

•	expansion of the existing premises leased by the Company under the Lease to include certain premises consisting of (i) approximately 6,937 rentable square feet, commonly known as Suite 101, located at the 10788 Building (“Suite 101”), and (ii) approximately 9,874 rentable square feet, commonly known as Suite 103, located at the 10788 Building (“Suite 103”);

•	the term of the lease shall begin on March 1, 2016 with respect to Suite 101 and June 1, 2016 with respect to Suite 103 and shall continue until March 31, 2024;

•	subject to abatement of monthly base rent for Suite 101 for the four (4) month period commencing on April 1, 2016, the monthly base rent for Suite 101 will be approximately $7,977 in March of 2016 and will increase to approximately $10,105 by March of 2024;

•	subject to abatement of monthly base rent for Suite 103 for the four (4) month period commencing on July 1, 2016, the monthly base rent for Suite 103 will be approximately $13,823 in June of 2016 and will increase to approximately $17,001 by June of 2023;

•	Company improvement costs and expenses to be paid by the landlord of up to approximately $34,685 are included with respect to Suite 101 and Company improvement costs and expenses to be paid by the landlord of up to approximately $148,110 are included with respect to Suite 103; and

•	payment by the Company of certain operating expenses during the term.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFENEX INC.

Date: November 23, 2015	By:	/s/ Paul Wagner
Paul Wagner
Chief Financial Officer